Exhibit 10.2

Separation AGREEMENT and release of claims

This Separation Agreement and Release of Claims (the “Agreement”) is entered into by and between Terrie Curran (“Executive”) and Phathom Pharmaceuticals, Inc. (the “Company”), effective as of the Effective Date (as defined below).

Recitals

WHEREAS, Executive is a party to that certain offer letter dated August 29, 2019, with the Company (the “Offer Letter”);

WHEREAS, Executive’s employment with the Company terminated on March 31, 2025 (the “Termination Date”); and

WHEREAS, Executive acknowledges that, unless she executes and does not revoke this Agreement, she will not be eligible for the Termination Benefits (as defined below).

NOW THEREFORE, in consideration of, and subject to, the Termination Benefits payable to Executive described in Section 3 below, the adequacy of which is hereby acknowledged by Executive, and which Termination Benefits Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

Agreement

1. Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive on or after the Termination Date but prior to the last day of the Review Period (as defined below), and (b) expiration of the revocation period applicable under Section 4(c) below without Executive having given notice of revocation. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless the Effective Date occurs on or before April 30, 2025, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.

2. Termination of Employment.

(a) The Termination Date was the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as provided in this Agreement. Executive hereby confirms that, effective as of the Termination Date, she ceased to serve in any and all positions she held with the Company and any of its affiliates, including her position as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”). For the avoidance of doubt, Executive hereby confirms her resignation from all offices and directorships held with the Company and any of its affiliates, including her position as President and Chief Executive Officer of the Company and as a member of the Board, in each case effective as of the Termination Date. In accordance with applicable law, following the Termination Date, the Company will issue to Executive her final paycheck, reflecting her earned but unpaid base salary through the Termination Date.

(b) The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of her job duties prior to the Termination Date in accordance with the Company’s policies, which expenses shall be submitted to the

Company with supporting receipts and/or documentation no later than thirty (30) calendar days after the Termination Date.

(c) Subject to Section 3(d) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the month in which the Termination Date occurred (the “Benefits Termination Date”), except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Termination Date.

(d) Executive acknowledges that, other than the compensation set forth in this Section 2 to be paid to her as provided herein and the Termination Benefits set forth in Section 3 below, she has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due her as a result of her employment or service with and termination from the Company.

3. Termination Benefits. In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s continued compliance with this Agreement, including Section 5, the Company agrees to provide Executive with the following termination benefits (the “Termination Benefits”):

(a) Executive shall be entitled to continued payment of Executive’s base salary at the rate in effect on the Termination Date ($736,000 per year) through June 30, 2026, in accordance with the Company’s then-current payroll policies and practices. The payments under this Section 3(a) shall commence with the first payroll period following the Effective Date (the “Payment Date”), and the first payment shall include all accrued amounts from the Termination Date;

(b) Executive shall be entitled to a payment equal to Executive’s target bonus for 2025 ($478,000), payable in a lump sum on the Payment Date;

(c) (i) Executive holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain stock option agreements identified on Exhibit A (the “Stock Option Agreements”). Effective as of the Effective Date, (i) the vesting of such number of Stock Options as would have vested on or prior to June 30, 2026 in accordance with the vesting schedules set forth in the Stock Option Agreements shall vest on an accelerated basis (the “Accelerated Options”), and (ii) all of Executive’s vested Stock Options as of the Termination Date (after giving effect to any Accelerated Options vesting on the Effective Date), may be exercised by Executive until June 30, 2026. Executive acknowledges that her Stock Options that were previously incentive stock options may be reclassified as non-qualified stock options for tax purposes as a result of the foregoing extension.

(ii) Executive holds restricted stock units (the “RSUs” and together with the Stock Options, the “Equity Awards”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain RSU agreements identified on Exhibit A (the “RSU Agreements” and together with the Stock Option Agreements, the “Equity Award Agreements”). Effective as of the Effective Date, the vesting of such number of RSUs as would have vested on or prior to June 30, 2026 in accordance with the vesting schedules set forth in the RSU Agreements shall vest on an accelerated basis; provided, however, that, notwithstanding the foregoing, the RSUs granted to Executive on July 14, 2023 shall vest in full as of the Effective Date.

(iii) Executive holds performance stock units granted on February 27, 2025 (the “PSUs”). Effective as of the Termination Date, such PSUs shall be forfeited in accordance with the terms of the applicable PSU award agreement.

Other than the equity acceleration described in this Section 3(c)(i) and 3(c)(ii), but subject to any additional equity acceleration pursuant to Section 3(e) below in the event a “Change in Control” (as defined in the Offer Letter) occurs on or prior to June 30, 2025, Executive hereby agrees and acknowledges that, notwithstanding any provisions in any other agreement between Executive and the Company to the contrary, including the Equity Award Agreements and the equity plans pursuant to which they were granted, on the Termination Date, any portion of the Equity Awards not eligible to vest pursuant to this Section 3 held by Executive and outstanding as of the Termination Date were cancelled, surrendered and forfeited by Executive for no consideration immediately upon the Termination Date;

(d) For the period beginning on the Benefits Termination Date and ending on June 30, 2026 (or, if earlier, (i) the date on which the applicable continuation period under COBRA expires, or (ii) the date on which Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “COBRA Coverage Period”), the Company shall pay for or reimburse Executive on a monthly basis for an amount equal to the monthly premium Executive and/or Executive’s covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for Executive and/or Executive’s eligible dependents, as applicable, who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date). If the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. Executive shall notify the Company immediately if she becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment; and

(e) In the event a “Change in Control” (as defined in the Offer Letter) occurs on or prior to June 30, 2025, Executive shall be eligible to receive the “CIC Severance Benefits” (as defined in the Offer Letter) in accordance with the terms of the Offer Letter to the extent such CIC Severance Benefits exceed the Termination Benefits provided or to be provided pursuant to this Agreement (and subject to reduction for any Termination Benefits previously provided or to be provided pursuant to this Agreement).

(f) The Company shall provide Executive with outplacement services for a period of up to one year following the Termination Date through a third party provider mutually agreed upon by Executive and the Company (and the Company’s consent shall not be unreasonably withheld) valued at up to $30,000.

The Termination Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 5(e) shall apply. Executive understands that Executive will not be entitled to the Termination Benefits under this Agreement if she does not execute this Agreement on or prior to the last day of the Review Period, if she revokes this Agreement after executing it as specified in Section 4(c) below, in the event the Effective Date does not occur on or before April 30, 2025, or in the event Executive breaches the terms of this Agreement.

4. Release.

(a) Executive agrees not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents, each in their respective capacities as such (collectively, the “Company Parties”), for any reason whatsoever based on anything that has occurred at any time up to and including the execution date of this Agreement as follows:

(i) On behalf of Executive and her executors, administrators, heirs and assigns, Executive hereby releases and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and including the execution date of this Agreement, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or its affiliates or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, Fair Credit Reporting Act, New Jersey's Conscientious Employee Protection Act, the New Jersey Soldiers' and Sailors' Civil Relief Act, Millville Dallas Airmotive Plant Job Loss Notification Act, New Jersey Family Leave Act, New Jersey Law Against Discrimination, New Jersey Security and Financial Empowerment Act, New Jersey State Wage and Hour Law, New Jersey Paid Sick Leave Law, and New Jersey State Wage Payment Law, or any similar state law, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(ii) Notwithstanding the generality of the foregoing, Executive does not release any Claims that cannot be released as a matter of law including, without limitation, (A) Executive’s right to file for unemployment insurance benefits or any state disability insurance benefits pursuant to the terms of applicable state law; (B) Executive’s right to file Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; (C) Executive’s right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission or any other federal, state or local government agency, or to cooperate with or participate in any investigation conducted by such agency; provided, however, that Executive hereby releases Executive’s right to receive damages in any such proceeding brought by Executive or on Executive’s behalf; or (D) Executive’s rights under Section 5(f) below. Furthermore, Executive does not release hereby any rights that Executive may have relating to (x) indemnification by the Company or its affiliates under any indemnification agreement with the

Company, the Company’s Bylaws or any applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee of the Company; (y) Executive’s vested accrued benefits under the Company’s respective benefits and compensation plans; and (z) any Claims for breach of this Agreement.

(b) Executive acknowledges that she was presented with this Agreement on March 30, 2025. Executive agrees that she will have until April 21, 2025, which represents a period of at least twenty-one (21) calendar days from the date the Company delivered to Executive a copy of this Agreement, in which to consider whether to execute the Agreement (the “Review Period”). Executive further acknowledges that the Company has advised Executive that she is waiving her rights under the ADEA, and that Executive has the right to and should consult with an attorney of her choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement prior to the expiration of the Review Period, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c) Executive understands that the Company’s obligations under the Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs the Agreement provided that Executive has timely delivered it to the Company, and that in the seven (7) day period following the date Executive delivers a signed copy of the Agreement to the Company, Executive understands that Executive may revoke her acceptance of the Agreement by delivering written notice of revocation to Wiiliam Aprea, Senior VP, Legal of the Company within such seven (7) day period. Executive understands that the Termination Benefits will become available to her at such time after the Effective Date as provided in this Agreement.

(d) Executive further understands that the offer of the Termination Benefits and this Agreement will expire in the event Executive does not execute this Agreement on or prior to the last day of the Review Period, if she revokes this Agreement after executing it as specified in Section 4(c) above or in the event the Effective Date does not occur on or before April 30, 2025.

(e) Executive represents and warrants that she is the sole owner of all Claims relating to her employment or service with the Company and/or with any predecessor of the Company and that she has not assigned or transferred any Claims relating to her employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

5. Restrictive Covenants.

(a) Executive hereby expressly reaffirms her obligations under the Company’s Proprietary Information and Inventions Assignment Agreement between Executive and the Company, which is attached hereto as Exhibit B and incorporated herein by reference (“PIIA”), and agrees that such obligations shall survive the Termination Date.

(b) Executive agrees that for one (1) year immediately following the Termination Date, Executive shall not interfere with the business of the Company by (i) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (ii) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(c) Executive agrees that Executive will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall instruct its current directors and executive officers not to, make any negative or disparaging statements or comments about Executive. Nothing in this Section 5(c) shall interfere with any protected right by Executive under applicable law to communicate directly with, cooperate with, or provide information to, any federal, state or local government agency. Nothing in this Section 5(c) will prohibit any person from providing truthful information in response to a subpoena or other legal process.

(d) By signing below, Executive represents and warrants that she has returned to the Company all Company documents (and all copies thereof) and other Company property that Executive had in her possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Executive understands that, even if Executive does not sign this Agreement, she is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Executive in connection with her employment with Company, including the PIIA, pursuant to the terms of such agreement(s). Executive's compliance with this Section 5(d) shall be a condition to her receipt of the Termination Benefits.

(e) In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Termination Benefits from Executive in the event of her breach of this Agreement, including this Section 5.

(f) Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement or the PIIA shall prohibit Executive from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to her attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Executive from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, Executive does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(g) For purposes of this Section 5, the term “Company” means not only the Company, but also as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with such entities.

6. Cooperation. As a condition of her receipt of the Termination Benefits, Executive agrees that, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, she will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during her employment as to which she may have relevant information and any other matter for which she was responsible or had knowledge of through the Termination Date. Such cooperation may include, but will not be limited to, providing background information within Executive’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Executive agrees to cooperate with the transition of her job responsibilities following the Termination Date and cooperate in providing information on matters on which she was involved while an employee.

7. Section 409A.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) The parties acknowledge that the Termination Date will constitute the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).

(c) If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the Termination Date, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 8(c) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6) months and one day following Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(d) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

9. Arbitration and Venue. Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, in any way arising out of or relating to the terms of this Agreement, Executive’s employment relationship with the Company, or the termination of Executive’s employment with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the State of New Jersey, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS Rules may be found on the JAMS website at www.jamsadr.com and will be provided to Executive by the Company upon request. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Nothing in this Section 9 is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. For purposes of settling any dispute or controversy arising hereunder or for the purpose of entering any judgment upon an award rendered by the arbitrator, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of New Jersey or (ii) any of the courts of the State of New Jersey. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or she may now or hereafter have to such courts’ jurisdiction and any defense of inconvenient forum with respect to such courts. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Section 9 shall not apply to any claims of violation of any federal or state employment discrimination laws. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION.

10. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to her most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the General Counsel at the email address provided by the Company for such person.

11. Entire Agreement. This Agreement, the PIIA and the Equity Award Agreements (to the extent governing Executive’s vested Equity Awards) constitute the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter (except as expressly provided in Section 3(e) above). The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by Executive and an authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Executive and the Company, the terms of this Agreement will control.

12. Severability. Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. Executive acknowledges that she has obtained sufficient information to intelligently exercise her own judgment regarding the terms of the Agreement before executing the Agreement.

13. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of New Jersey applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Subject to Section 9, any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in New Jersey. The parties irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14. Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

15. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

16. Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

17. Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of her choosing. Executive further represents and agrees that she is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause her to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for her agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of her choosing.

18. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Signature page follows]

EXECUTIVE’S ACCEPTANCE OF AGREEMENT

BEFORE SIGNING HER NAME TO THIS AGREEMENT, EXECUTIVE STATES THE FOLLOWING: EXECUTIVE HAS READ THE AGREEMENT, SHE UNDERSTANDS IT AND SHE KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS. SHE HAS OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE HER OWN JUDGMENT. SHE HAS BEEN ADVISED THAT SHE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND SHE HAS SIGNED THE AGREEMENT KNOWINGLY AND VOLUNTARILY.

Executed this __2_ day of _April______, 2025.

___/s/ Terrie Curran______________________

Terrie Curran

Agreed and Accepted:

Phathom Pharmaceuticals, Inc.

/s/ Michael Cola

By: Michael F. Cola

Title: Chairman of the Board

Date: April 2, 2025

Exhibit A

Equity Awards

Exhibit B

Proprietary Information and Inventions Assignment Agreement

[Attached]